Exhibit 99.1

ALTEVA REPORTS FOURTH QUARTER 2012 FINANCIAL RESULTS AND SIGNIFICANT CORPORATE DEVELOPMENTS

Unified Communications Revenues Increased 10.7% from Prior Year; Highest Level of New Seats Under Contract in Company History

Conference Call Scheduled for March 19 at 10:00 a.m. Eastern

WARWICK, NY — March 18, 2013 — Alteva (“Alteva” or the “Company”) (NYSE MKT: ALTV), a leading cloud communications pioneer, today announced financial results for its fourth quarter ended December 31, 2012, as well as recent significant corporate developments, including:

•                  The rebranding and transformation of Alteva into a cloud-based Unified Communications (“UC”) provider by: (1) conducting business as Alteva as of January 2013; (2) changing our ticker symbol to ALTV in January 2013; and (3) the corporate reorganization of the Company into an unregulated holding company as of November 2012 and the corresponding transfer of the Company’s regulated telephone assets and businesses to one of the Company’s subsidiaries

•                  The appointment of David Cuthbert as Alteva’s Chief Executive Officer in March 2013

•                  UC revenues net of eliminations were $3.4 million in fourth quarter 2012, an increase of 10.7% from $3.1 million in the same period last year; Telephone segment revenue declined 13.0%

•                  UC contributed nearly 50% of fourth quarter consolidated revenues, up from 43% in fourth quarter of 2011

•                  The continued growth and development of our UC segment and a record level number of new customers for UC services which will be implemented during the first half of 2013

•                  Achievement of the highest level of new UC equipment orders in fourth quarter that will be realized in first half of 2013

•                  Combined retail and wholesale seats in implementation equivalent to 30% of the installed base at end of fourth quarter, double the target rate of 15%

•                  Contracted seat sales increased by over 8% of installed base at end of fourth quarter 2012

•                  An $8.9 million non-cash write down of fixed asset in Telephone segment related to the historical legacy business of Warwick Valley Telephone

•                  A net loss, excluding the asset write down, of $(1.2) million in the fourth quarter 2012, a decrease from net loss of $(1.9) million in the fourth quarter of 2011

•                  Alteva received $3.25 million in cash distributions from Orange County-Poughkeepsie Limited Partnership (“O-P”) investment, which were recorded as other income in the fourth quarter of 2012

•                  Alteva paid a quarterly cash dividend of $0.27 per common share for the fourth quarter of 2012 and declared a dividend of $0.27 per common share for the first quarter of 2013

•                  The immediate and ongoing implementation of process improvements and expense reduction initiatives that are expected to yield $2.0 million in annualized cost savings

•                  Alteva significantly increased working capital by entering into a new long-term credit agreement with increasing borrowing capacity to $17 million with potential to increase to $20 million

•                  Management sets goal of achieving positive earnings before interest, taxes, depreciation and amortization (“EBITDA”), exclusive of O-P contributions, by end of first quarter 2014

Management Comments

“I am very pleased to report on the important progress achieved by Alteva in 2012 and year-to-date in 2013.  I fully appreciate the trust that our Board of Directors has placed in me by naming me Alteva’s Chief Executive Officer.  I am confident that together we will continue our pursuit of profitable growth and increased value for our shareholders in 2013 and beyond,” said David Cuthbert.

“We have made significant investments in the Company’s future and a platform for growth has been built.  Benefiting from the established presence of the Alteva brand in the communications industry and embracing a singular vision for generating profitable growth throughout the organization, the entire Company began conducting business as Alteva in January 2013.  Additionally, we have reorganized our corporate structure, significantly bolstered and reformulated our management team, and invested in creating a business infrastructure with flexible processes and systems.

“During the course of 2012, our UC revenues increased to approximately half of our consolidated revenues for the first time in Alteva’s history.  Furthermore, we achieved the highest level of quarterly UC contract volume in the Company’s history.  This is an exciting and promising inflection point but we have only begun to tap into the large and growing market for cloud-based UC services and applications.  We are now razor focused on setting our sights on growing our top line such that we may leverage our infrastructure to return the Company back to profitability on an operating basis.  Only then may we begin to say that our transition has achieved meaningful success.  The unified Alteva team is ready for this challenge and we are energized by the opportunities that lie ahead in 2013.  With our plans for aggressive top line growth, leveraging the investments made in the Company during 2012 and ongoing management of expenses, we have set a goal of achieving positive EBITDA, exclusive of O-P contributions, by the end of first quarter 2014.”

Fourth Quarter 2012 Results

Revenues for the three-month period ended December 31, 2012 were $6.9 million, as compared to $7.1 million for the same period in 2011.

In the first quarter of 2012, the Company realigned its segment reporting and management structure as a result of the Alteva acquisition in 2011.  The Company’s segments are strategic business units that offer different products and services and are now managed as Unified Communications (“UC”), and Telephone. Revenues discussed in this press release for periods prior to the first quarter of 2012 have been presented on the basis of the new segment reporting.

Revenues from UC services, net of eliminations, were $3.4 million in the fourth quarter of 2012, an increase of 10.7% from $3.1 million in the prior year period.  As a percentage of consolidated revenue, the UC segment contributed nearly 50% of revenues in the fourth quarter of 2012 as compared with 43% in the same period of the prior year.  The increase in UC revenues was primarily attributable to organically generated UC services revenue growth.

Telephone services revenues, net of eliminations, were $3.5 million in the fourth quarter of 2012, a decrease from $4.0 million in the corresponding 2011 period.  The Telephone segment contributed approximately 50% of revenues in the fourth quarter 2012 as compared with 57% in the fourth quarter of 2011. The decrease was primarily due to lower Universal Service Fund revenues.  Lower Telephone services revenues also resulted from losses due to wireless substitution and competition for other triple play service providers, partially offset by an increase in access lines rates.

Gross profit increased by 21.6% to $3.2 million in the fourth quarter of 2012 from $2.6 million in the same period of 2011.  Gross profit as a percentage of revenues increased to 46.2% in the fourth quarter 2012 from 37.0% in the 2011 period.  The improvement in gross profit in dollars as well as on a margin basis primarily reflects (i) the substantial increase in revenues contributed by the UC segment in the fourth quarter of 2012 compared to the same period last year, (ii) and the Company’s ability to leverage its infrastructure.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2012 increased to $6.5 million from $5.1 million in the corresponding period of 2011.  The 27% increase in SG&A expenses reflects the additional operating expenses for Alteva as well as the current and ongoing requirements to support the Company’s cloud communications growth strategies.

Operating expenses in the fourth quarter of 2012 included an $8.9 million non-cash write down of fixed assets in the Telephone segment due to the continued decline in this segment’s operating performance.

Total other income for the three-month period ended December 31, 2012 was $3.2 million as compared to $1.0 million for the same period in 2011.  This increase is primarily due to the accounting treatment of O-P distributions of $3.25 million in the fourth quarter of 2012 as compared with $1.2 million in the prior year period which was recorded based on the amount in excess of the Company’s share of the O-P earnings for that period as opposed to being applied to the investment account.

For the three-month period ended December 31, 2012, the Company had a net loss of $(7.1) million, or $(1.24) per basic and diluted common share, as compared to a net loss of $(1.9) million, or $(0.34) per basic and diluted common share, for the three-month period ended December 31, 2011.  Excluding the non-cash fixed asset write down in the Telephone segment, the fourth quarter 2012 net loss would have been $(1.2) million, or $(0.21) per basic and diluted common share, as compared to a net loss of $(1.9) million, or $(0.34) per basic and diluted common share, in the same period of the prior year.

Restatement of Financial Statements

On March 12, 2013, the Company’s Audit Committee of its Board of Directors, in consultation with management, determined that our consolidated balance sheets for the first three quarters of 2012 and for 2009, 2010 and 2011 should be restated due to an error in the calculation of the deferred income taxes related to the temporary difference of accumulated depreciation of fixed assets. The total adjustment relating to the correction of the deferred income taxes was an increase in non-current deferred tax liability and a reduction in retained earnings of $1.3 million, and did not impact statement of operations or cash flows for any of those periods.  The restated financial statements are included in the Company’s 2012 Annual Report on Form 10-K.

Conference Call

The Company will conduct a conference call to discuss fourth quarter results on Tuesday, March 19, 2013, at 10:00 a.m. eastern.  Investors and other interested parties can listen to the call by dialing the participant numbers of 877-317-6789 (toll free) or 412-317-6789, no access code required, approximately 10 minutes prior to the start of the conference call.  The conference call webcast can be accessed through Alteva’s website at www.alteva.com in the Investors section.

A replay of this conference call will also be available by dialing 877-344-7529 (toll free) or 412-317-0088, access code: 10011309, beginning 12:00 p.m. eastern on March 19 through April 9, and via the Company’s website at www.alteva.com.

About Alteva

Alteva (the trade name for Warwick Valley Telephone Company, and previously referred to as WVT Communications Group) is a world technology leader in providing cloud-based Unified Communications (UC) solutions for small, medium and enterprise businesses. Founded in 1902, the Company has continued to adapt and remain on the forefront of technology, chiseling its position among the most stable and respected communications vendors around the globe. Alteva continues to forge the new model that communications providers, large and small, are striving to emulate. Alteva continues to integrate new innovations with proven technology from industry leaders like Microsoft, Cisco, BroadSoft, Level 3, and Polycom to provide best-in-class hosted unified communications solutions.

Alteva is enabling businesses of any size to communicate more efficiently with hassle-free communications tools.  By overlaying a UC division on its stable, regional broadband company, Alteva has positioned itself in front of its peer group of companies and created an evolutionary change in its strategy. Visit www.alteva.com or call 855-U-GO-CLOUD for more information.

All trademarks are the properties of their respective owners.

Safe Harbor Statement

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements, without limitation, regarding expectations, beliefs, intentions or strategies regarding the future. Alteva intends that such forward-looking statements be subject to the safe-harbor provided by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Alteva’s actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: expectations of future profitability; general economic and business conditions, both nationally and in the geographic regions in which Alteva operates; industry capacity; demographic changes; technological changes and changes in consumer demand; the successful integration of Alteva’s acquired businesses; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; legislative proposals relating to the businesses in which Alteva operates; reduction in cash distributions from the Orange County-Poughkeepsie Limited Partnership; competition; or the loss of any significant ability to attract and retain qualified personnel. Given these uncertainties, current and prospective investors should be cautioned in their reliance on such forward-looking statements. Except as required by law, Alteva disclaims any obligation to update any such factors or to publicly announce the results of any revision to any of the forward-looking statements contained herein to reflect future events or developments. A more comprehensive discussion of risks, uncertainties and forward-looking statements may be seen in Alteva’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

Investor contact:

Jordan Darrow

Darrow Associates, Inc.

631-367-1866

jdarrow@darrowir.com

Media Contact:

Jaymie Scotto & Associates

866-695-3629

pr@jaymiescotto.com

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WARWICK VALLEY TELEPHONE COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,
	2012	2011
	($ in thousands except share & per share amounts)

Operating revenues:
Unified Communications	$13,569	$8,360
Telephone	14,373	17,576
Total operating revenues	27,942	25,936

Operating expenses:
Cost of services and products (exclusive of depreciation and amortization expense)	14,134	14,701
Selling, general and administrative expenses	23,702	17,558
Depreciation and amortization	5,476	5,266
Impairment of fixed assets	8,883	—
Total operating expenses	52,195	37,525
Operating loss	(24,253)	(11,589)

Other income (expense):
Interest income (expense)	(415)	(64)
Income from equity method investment	11,021	7,898
Other income (expense), net	(286)	(51)
Total other income, net	10,320	7,783
Income (loss) before income taxes	(13,933)	(3,806)

Income tax expense (benefit)	(4,481)	(885)
Net income (loss)	(9,452)	(2,921)
Preferred dividends	25	25
Net income (loss) applicable to common stock	$(9,477)	$(2,946)

Basic earnings (loss) per common share	$(1.66)	$(0.54)
Basic earnings (loss) per puttable common share	$—	$(0.54)

Diluted earnings (loss) per common share	$(1.66)	$(0.54)
Diluted earnings (loss) per puttable common share	$—	$(0.54)

Weighted average shares of common stock used to calculate earnings (loss) per share
Basic (common)	5,786,399	5,413,144
Basic (puttable common)	—	186
Diluted (common)	5,786,399	5,413,144
Diluted (puttable common)	—	186

Dividends declared per common share	$1.08	$1.04

WARWICK VALLEY TELEPHONE COMPANY

CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
		(as restated)
	($ in thousands, except share and per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$1,799	$4,575
Short term investments	—	259
Accounts receivable - net of allowance for uncollectibles - $638 and $759 in 2012 and 2011, respectively	3,320	2,717
Other accounts receivable	187	174
Materials and supplies	512	832
Prepaid expenses	1,145	731
Prepaid income taxes	1,222	2,715
Deferred income taxes	268	405
Total current assets	8,453	12,408
Property, plant and equipment, net	16,446	25,425
Unamortized debt issuance costs	84	45
Intangibles, net	8,131	8,605
Investments	—	1,979
Goodwill	9,121	9,121
Deferred income taxes	874	—
Other assets	336	333
Total assets	$43,445	$57,916
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$—	$5,600
Current maturities of long-term debt	—	1,139
Accounts payable	886	1,715
Amounts due in connection with business acquisition	—	2,377
Derivative liability in connection with business acquisition	—	131
Advance billing and payments	367	390
Accrued taxes	619	521
Pension and post retirement benefit obligations	1,089	622
Other accrued expenses	3,759	3,398
Total current liabilities	6,720	15,893
Long-term debt	14,095	—
Amounts due in connection with business acquisition	—	472
Deferred income taxes	—	2,635
Pension and postretirement benefit obligations	8,095	9,915
Total liabilities	28,910	28,915

Commitments and contingencies

Puttable common stock, $0.01 par value, 0 and 272,479 shares issued and outstanding at at December 31, 2012 and 2011, respectively	—	4,125

Shareholders’ equity
Preferred Shares - $100 par value; authorized and issued shares of 5,000; $0.01 par value authorized and unissued shares of 10,000,000	500	500
Common stock - $0.01 par value; authorized shares of 10,000,000; issued 6,576,542 and 6,217,839 shares at December 31, 2012 and 2011, respectively	66	62
Treasury stock - at cost, 817,700 and 735,391 common shares at December 31, 2012 and 2011, respectively	(7,486)	(6,262)
Additional paid in capital	11,826	6,191
Accumulated other comprehensive loss	(3,999)	(4,979)
Retained earnings	13,628	29,364
Total shareholders’ equity	14,535	24,876
Total liabilities and shareholders’ equity	$43,445	$57,916